Exhibit 5.1

Greenbaum, Rowe, Smith & Davis LLP

Metro Corporate Campus One, P.O. Box 5600

Woodbridge, New Jersey 07095-0988

September 13, 2005

United Energy Corp.

600 Meadowlands Parkway, #20

Secaucus, New Jersey 07094

Re: United Energy Corp.

Ladies and Gentlemen:

We have acted as counsel to United Energy Corp., a Nevada corporation (the “Company”), in connection with the filing by the Company of a Registration Statement on Form S-3 (Registration No. 333- ___), covering the registration of 12,377,500 shares of common stock, par value $0.01 per share (the “Common Stock”). We have been asked to issue an opinion as to whether the Common Stock being registered will, when sold, be legally issued, fully paid, non-assessable and a binding obligation of the Company.

As counsel to the Company, we have examined the Articles of Incorporation and Bylaws, as amended to date, and other corporate records of the Company and have made such other investigations as we have deemed necessary in connection with the opinion hereinafter set forth. We have relied, to the extent we deem such reliance proper, upon certain factual representations of officers and directors of the Company given in certificates, in answers to our written inquiries and otherwise, and, although we have not independently verified all of the facts contained therein, nothing has come to our attention that would cause us to believe that any of the statements contained therein are untrue or misleading.

In making the aforesaid examinations, we have assumed the genuineness of all signatures and the conformity to original documents of all copies furnished to us. We have assumed that the corporate records of the Company furnished to us constitute all of the existing corporate records of the Company and include all corporate proceedings taken by it. We have also assumed the due exercise and payment in full of the exercise price (whether in cash or in shares in the case of a cashless exercise) for the shares registered by the Registration Statement that are issuable upon exercise of warrants.

Based solely upon and subject to the foregoing, we are of the opinion that the shares of Common Stock being registered hereunder, when sold, will be duly authorized, issued and fully paid and non-assessable, and that the issuance of such shares by the Company is not subject to any preemptive or similar rights.

We hereby consent to the filing of this opinion as an Exhibit to the aforesaid Registration Statement.

Very truly yours,
/s/ GREENBAUM, ROWE, SMITH & DAVIS LLP